Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (together with the Schedules hereto, this “Agreement”) is made as of October 9, 2026 (the “Execution Date”).

BETWEEN:

PINEAPPLE FINANCIAL INC., a corporation continued under the Canada Business Corporations Act, whose common shares are listed on the NYSE American LLC (“NYSE American”) under the symbol “PAPL” (the “Company”)

— and —

USMAN MAHER, an individual residing in New York, New York (the “Executive”)

RECITALS

A.	the Company is a reporting issuer and U.S. domestic registrant whose common shares are listed on NYSE American, operating a technology-enabled mortgage brokerage and financial-services platform in Canada together with a digital-asset treasury strategy;

B.	the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to appoint the Executive as Chief Financial Officer and Chief Strategy Officer of the Company, subject to the approvals and conditions set forth herein, and to designate the Executive as the Company’s “principal financial officer” for purposes of the United States federal securities laws effective immediately following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2026, as provided in Section 2.1;

C.	the Company is pursuing a strategic transformation (the “Pentiv Transition”), which is expected to include, subject to board, shareholder, court, regulatory, tax and stock-exchange approvals as applicable: (i) the rebranding of the Company’s public identity and listed ticker under the “Pentiv” name; (ii) a possible holding-company reorganization, plan of arrangement or similar transaction pursuant to which a newly formed parent entity (“Pentiv Parent”) would become the publicly listed parent of the Company, with the shareholders of the Company holding substantially proportionate ownership of Pentiv Parent; (iii) the development and commercialization of the Pentiv technology and intelligence platform and related products and services, including agentic and AI-enabled capabilities, with the Company’s mortgage brokerage business expected to serve as an initial operating and development environment; (iv) the reallocation of assets, technology, personnel and operations among the Company, Pentiv Parent and their respective Affiliates; and (v) a possible reorganization, separation or disposition of all or part of the Company’s Canadian mortgage brokerage business, in each case as may be approved by the Board or the board of Pentiv Parent, as applicable;

D.	the Executive has been recruited specifically to lead the financial and strategic dimensions of the Pentiv Transition, and the parties intend that this Agreement operate seamlessly across the Pentiv Transition, including by assignment to, or assumption by, Pentiv Parent, on the terms of Article 8; and

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1 INTERPRETATION

1.1 Definitions. Capitalized terms used and not otherwise defined in the body of this Agreement have the meanings set out in Schedule “C”. The Schedules form an integral part of this Agreement.

1.2 Statutory Minimums. The parties hereto agree that the employment relationship created hereunder will be governed by the laws of the State of New York pursuant to Section 14.1 of this Agreement. However, to the extent it is subsequently determined that the Ontario Employment Standards Act, 2000, as amended or replaced from time to time (the “ESA”) applies to the Company and the Executive and any provision of this Agreement provides less than a minimum statutory entitlement pursuant to the ESA, the ESA statutory minimum will apply in place of that provision, and no provision of this Agreement shall operate to exclude any such minimum statutory entitlement.

1.3 Currency. All dollar amounts in this Agreement are stated in United States dollars unless otherwise indicated.

1.4 Headings; Construction. Headings are for convenience only and do not affect interpretation. “Including” means “including without limitation”. References to Articles, Sections and Schedules are to this Agreement unless otherwise stated.

ARTICLE 2 EMPLOYMENT, POSITION AND DUTIES

2.1 Position. Effective as of the Start Date, the Company hereby employs the Executive, and the Executive accepts employment, as Chief Financial Officer (“CFO”) and Chief Strategy Officer (“CSO”) of the Company. The Board will designate the Executive as the Company’s “principal financial officer” for purposes of the United States federal securities laws effective immediately following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2026. Effective as of the Start Date, the Board will designate the Executive as an “officer” for purposes of Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as an “executive officer” within the meaning of applicable Canadian securities laws. The Executive acknowledges that the Company’s current Chief Financial Officer serves as principal financial officer and principal accounting officer through the filing of such Form 10-K, and that such transition, and the Executive’s not holding the principal-financial-officer designation prior to it, shall not constitute Good Reason or a diminution of the Executive’s title, duties or authority.

2.2 Reporting. The Executive will report directly to the Board, with regular and direct access to the Special Advisory Committee of the Board, including its Chairman, and will attend meetings of the Board and its committees as requested.

2.3 Mandate. In addition to the duties customarily performed by the chief financial officer of a U.S.-listed public company, the Executive’s mandate expressly includes:

(i)	strategic finance and FP&A: ownership of the Company’s operating model, budgeting, forecasting, long-range planning, capital-allocation framework, and unit-economics analytics across the brokerage, subscription/platform and insurance segments;
(ii)	KPI architecture and performance management: design, implementation and public disclosure cadence of the Company’s key-performance-indicator framework (including funded volume, active and producing agents, volume per producing agent, revenue by segment, segment gross margin, subscriber count, ARPU, churn, contribution profit and Adjusted EBITDA), together with the executive and Board reporting infrastructure that supports it;
(iii)	agentic platform buildout (Pentiv): executive oversight, jointly with the technology organization, of the agentic and AI-enabled buildout of the Pentiv platform, including business-case ownership, prioritization, vendor and counterparty evaluation, ROI measurement, and monetization strategy;
(iv)	M&A and consolidation strategy: sourcing, evaluation, structuring, diligence and execution of merger, acquisition, roll-up and strategic-partnership opportunities, and post-closing integration planning;
(v)	capital markets and investor relations: support of the Company’s financing strategy and execution (including follow-on offerings, PIPEs, at-the-market programs and strategic placements), rating and lender relationships, treasury oversight (including separate reporting of operating liquidity and treasury assets), and investor-relations strategy and disclosure; and
(vi)	controls, reporting and compliance: integrity of the Company’s books and records, internal control over financial reporting and disclosure controls and procedures, SEC and Canadian regulatory filings, tax, audit, and the certifications required of the Executive under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”).

2.4 Service Across the Group. The Executive will provide services to the Company and, as reasonably requested and without additional compensation, to its Affiliates, including (following any Reorganization) Pentiv Parent, and may hold concurrent offices with Affiliates consistent with the Executive’s role.

2.5 Exclusive Service. The Executive will devote substantially all of the Executive’s business time and attention to the Company. The Executive may manage personal investments and, with the prior written consent of the Board (not to be unreasonably withheld), serve on outside boards or in advisory roles that do not conflict with the interests of the Company.

2.6 Location. The Executive will be based remotely from New York, New York, with regular travel to the Company’s Toronto, Ontario headquarters and such other travel as the Executive’s duties reasonably require.

2.7 Employment Structure; Cross-Border Matters. The parties acknowledge that the Company may implement payroll and employment mechanics for a U.S.-resident executive through a U.S. Affiliate or employer-of-record, and that cross-border employment, payroll tax and benefits structuring will be confirmed with counsel prior to the Start Date. Any such implementation will be structured so as to preserve the Executive’s compensation, titles, duties or economic entitlements under this Agreement. The parties will execute such amendments, assignments or replacement employment arrangements as counsel reasonably determines are necessary or advisable to implement such structure, provided that the Executive’s aggregate economic entitlements are not materially diminished thereby. For purposes of this Agreement (including for clarity Section 4.3, Section 9.4 and Schedule “B”), the Executive’s aggregate economic entitlements shall be deemed not to have been impaired or materially diminished solely by reason of any (or any combination) of the following: (a) rates of income and other tax differ in respect of each jurisdiction in which the Executive is required or chooses to perform employment services; (b) any applicable tax authority refuses to grant or provide any waiver of applicable withholding tax and/or social security contributions, or the conditions for any such waiver are not met or such waiver is not timely applied for; (c) the Company, any U.S. Affiliate or any employer-of-record withholds income tax or other statutory deductions; (d) there is any delay in the Executive recovering double taxation from one or more taxing authorities pursuant the application of foreign tax credits or income tax treaty benefits; or (e) the applicable tax or other governmental authorities do not recognize all or a portion of employment in another jurisdiction and/or contributions to the social security regimes of another jurisdiction for purposes of the social security regimes under the first-named tax or other governmental authorities’ jurisdiction, whether or not pursuant to any totalization agreement then in effect.

ARTICLE 3

TERM

3.1 Start Date; Indefinite Term. The Executive’s employment will commence on a date following satisfaction of the conditions set forth in Section 12.1, which date shall be no later than October 15, 2026 (the “Start Date”), unless otherwise agreed by the parties agree in writing. The Executive’s employment is for an indefinite term, subject to termination in accordance with Article 9.

ARTICLE 4

COMPENSATION

4.1 Base Salary. The Company will pay the Executive an annual base salary of US$250,000 (the “Base Salary”), less applicable statutory deductions and withholdings, payable in accordance with the Company’s regular payroll practices. The Base Salary will be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased (but not decreased without the Executive’s written consent). Notwithstanding the Start Date, for purposes of Base Salary, payment shall accrue effective as of October 1, 2026.

4.2 Annual Incentive — Management Incentive Plan. The Executive will participate in the Company’s Management Incentive Plan for corporate leadership (the “MIP”) with a target annual bonus of 100% of Base Salary (the “Target Bonus”), a threshold payout of 50% of Base Salary and a maximum payout of 150% of Base Salary, on the framework set out in Schedule “A”. For fiscal 2026, the bonus will be prorated from the Start Date. MIP awards are subject to annual approval of KPIs, targets, weightings and payouts by the Compensation Committee, and to Section 6.4 (Clawback).

4.3 Equity Compensation. Subject to Board and Compensation Committee approval and to the terms of the Company’s 2022 Omnibus Equity Incentive Plan and 2021 Stock Option Plan (together, the “Equity Plans”), the Executive will be granted the equity awards described in Schedule “B” (the “Awards”), comprising: (a) an initial time-based award of stock options and restricted share units representing approximately 1.50% of the Company’s issued and outstanding common shares as of the grant date, vesting over 48 months with a 6-month cliff; and (b) a performance award of performance share units representing up to an additional approximately 1.50% of issued and outstanding common shares, earned on a sliding scale tied to operating milestones and sustained share-price hurdles. The Awards will be evidenced by, and governed in all respects by, separate award agreements to be entered into between the Company and the Executive and by the applicable Equity Plan; Schedule “B” is a summary of the intended terms only and does not itself grant any security. In the event of any inconsistency between Schedule “B” and an award agreement or Equity Plan, the award agreement and the Equity Plan will govern, provided that the award agreements will reflect economic terms no less favorable to the Executive than those set out in Schedule “B” and Sections 8.2, 9.3, 9.4 and 9.5. All Awards remain subject to the Equity Plans’ limits (including the rolling 10% plan pools, the 5% individual limit in any 12-month period and applicable insider-participation caps) and to any required stock-exchange and shareholder approvals. The Executive will be eligible for annual refresh grants on the same basis as other executive officers, as determined by the Compensation Committee.

ARTICLE 5

BENEFITS, VACATION AND EXPENSES

5.1 Benefits. The Executive will be eligible to participate in the Company’s group benefit plans (health, dental, vision, life and disability), retirement/savings programs and executive perquisite programs, as in effect from time to time, on terms no less favorable than those provided to other senior executives. Where the Company’s Canadian plans cannot practicably cover a U.S.-resident executive, the Company will provide substantially equivalent U.S. coverage (which may, for clarity, be provided through one or more plans maintained by an employer-of-record) or a cash allowance in lieu.

5.2 Vacation. The Executive will be entitled to four (4) weeks of paid vacation per calendar year (prorated for partial years), in addition to paid holidays observed by the Company for its U.S.-based employees, in accordance with Company policy and applicable law.

5.3 Expenses. The Company will reimburse all reasonable business, travel and professional expenses (including one professional-association membership and continuing-education costs) in accordance with Company policy. The Company will reimburse reasonable legal fees incurred by the Executive in the review and negotiation of this Agreement, up to US$5,000.

ARTICLE 6

PUBLIC-COMPANY OBLIGATIONS, POLICIES AND CLAWBACK

6.1 Certifications. From and after the Executive’s designation as principal financial officer pursuant to Section 2.1, the Executive will provide the certifications required under SOX Sections 302 and 906 and applicable Canadian securities laws, and will support the CEO certification process.

6.2 Section 16 and Insider Reporting. The Executive will be a Section 16 reporting officer subject to Forms 3, 4 and 5 filing obligations and the short-swing profit rules under Section 16(b) of the Exchange Act, and to any applicable Canadian insider-reporting requirements.

6.3 Insider Trading Policy. The Executive will comply with the Company’s Insider Trading Policy, including blackout windows and pre-clearance requirements; vested equity may not be exercised or sold during blackout periods.

6.4 Clawback. All incentive-based compensation (including the MIP and performance-based equity) is subject to the Company’s Dodd-Frank / SEC Rule 10D-1 and NYSE American-compliant compensation recovery (clawback) policy, and to any recovery required by applicable law.

6.5 Anti-Hedging / Anti-Pledging. The Executive may not hedge or pledge Company securities except as expressly permitted by Company policy.

6.6 Share Ownership Guidelines. The Executive will comply with any executive share-ownership guidelines adopted by the Board (currently contemplated at 2.0× Base Salary, with a 5-year accumulation period).

6.7 Corporate Policies. The Executive will comply with the Company’s Code of Business Conduct and Ethics and its whistleblower, disclosure and related-party-transaction policies, each as amended from time to time.

ARTICLE 7 INDEMNIFICATION AND INSURANCE

7.1 Indemnification. The Company will enter into its standard form of indemnification agreement with the Executive on or about the Start Date, and will indemnify the Executive to the fullest extent permitted under the Canada Business Corporations Act and the Company’s by-laws.

7.2 D&O Insurance. The Company will maintain directors’ and officers’ liability insurance covering the Executive on terms no less favourable than those covering any other officer or director, both during employment and, with respect to acts and omissions during employment, for a period of six (6) years following the termination of the Executive’s employment agreement for any reason (including through run-off or tail coverage in connection with any Change of Control or the Pentiv Transition).

ARTICLE 8

THE PENTIV TRANSITION

8.1 Continuity Across the Reorganization. If, as part of the Pentiv Transition, Pentiv Parent becomes the direct or indirect parent of the Company or the successor listed issuer (a “Reorganization”):

(a)	this Agreement may be assigned to, and will be assumed by, Pentiv Parent (or its designated employer Affiliate) without the Executive’s further consent, provided that Pentiv Parent confirms in writing its assumption of all obligations hereunder;
(b)	the Executive will serve as Chief Financial Officer and Chief Strategy Officer of Pentiv Parent (and as its principal financial officer and Section 16 officer), with duties, authority, compensation and benefits no less favorable in the aggregate than those in effect immediately prior to the Reorganization; and

(c)	references in this Agreement to the “Company” will, where the context requires, be read as references to Pentiv Parent and the consolidated group.

8.2 Equity in the Reorganization. Upon a Reorganization in which shareholders of the Company receive securities of Pentiv Parent in exchange for or in respect of their common shares, the Executive’s outstanding Awards will be exchanged for, assumed as, or replaced by economically equivalent awards in respect of Pentiv Parent securities on the same vesting, milestone and other terms (with share-price hurdles and share counts equitably adjusted for the exchange ratio), pursuant to the applicable award agreements and as determined by the Compensation Committee acting reasonably and consistently with the Equity Plans.

8.3 No Change of Control; No Good Reason. The parties acknowledge and agree that none of the following will, of itself, constitute a “Change of Control” or give rise to “Good Reason” under this Agreement:

(a)	a Reorganization in which the shareholders of the Company immediately before it hold substantially proportionate ownership of Pentiv Parent immediately after it;
(b)	the rebranding of the Company or Pentiv Parent, any change of corporate name or ticker symbol, or the redomiciliation or continuance of the listed parent in another jurisdiction;
(c)	the reallocation of assets, technology, personnel or operations among the Company, Pentiv Parent and their Affiliates; or
(d)	the reorganization, separation, spin-off, sale or other disposition of all or part of the Company’s Canadian mortgage brokerage business,

provided in each case that the Executive continues as Chief Financial Officer and Chief Strategy Officer (and principal financial officer) of the ultimate listed parent of the group with no reduction in Base Salary or Target Bonus opportunity and no other circumstance that independently constitutes Good Reason. For greater certainty, a transaction described in clauses (a) through (c) of the definition of “Change of Control” in Schedule “C” effected by an unrelated third party remains a Change of Control.

8.4 Cooperation. The Executive will provide such certifications, consents and cooperation as are reasonably required in connection with the Pentiv Transition, including in respect of securities filings, listing applications, court proceedings for any plan of arrangement, and communications conducted in accordance with the Company’s approved communications plan.

ARTICLE 9

TERMINATION AND SEVERANCE

9.1 Resignation. The Executive may resign on sixty (60) days’ written notice. The Company may waive or abridge the notice period (in whole or in part) by paying Base Salary for the balance of the notice period.

9.2 Termination for Cause. The Company may terminate the Executive’s employment for Cause without notice or payment other than amounts earned to the termination date and any other amounts or benefits required by applicable law, subject to Section 1.2.

9.3 Termination Without Cause; Resignation for Good Reason. If the Company terminates the Executive’s employment without Cause, or the Executive resigns for Good Reason (other than in circumstances governed by Section 9.4) (a “Separation”), the Executive will receive, subject to execution and non-revocation of a release in the Company’s customary form:

(a)	if the Separation occurs before the 6-month anniversary of the Start Date, amounts earned to the termination date and any other amounts or benefits required by applicable law only, with no additional contractual severance, subject to Section 1.2;
(b)	if the Separation occurs on or after the 6-month and before the 12-month anniversary of the Start Date, three (3) months of Base Salary, three (3) months of benefits continuation, and immediate vesting of the portion of time-based Awards that would have vested in the three (3) months following termination; and
(c)	if the Separation occurs on or after the 12-month anniversary of the Start Date, six (6) months of Base Salary, six (6) months of benefits continuation, and immediate vesting of the portion of time-based Awards that would have vested in the six (6) months following termination, plus, in the case of clauses (b) and (c), a prorated MIP bonus based on actual performance.

The payments and benefits provided under this Section include any corresponding payments and benefits required by applicable law and will not be less than those requirements, subject to Section 1.2. Notwithstanding Sections 9.3 and 9.4, payment of earned amounts and provision of any amounts or benefits that cannot lawfully be conditioned on a release will not be subject to execution or non-revocation of a release.

9.4 Change of Control (Double Trigger). If, within twelve (12) months following a Change of Control (or within three (3) months prior to and in connection with a Change of Control), the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason, then in lieu of Section 9.3 the Executive will receive, subject to a release:

(a)	six (6) months of Base Salary plus 1.0× Target Bonus, payable as a lump sum;
(b)	a prorated Target Bonus for the year of termination;
(c)	twelve (12) months of benefits continuation (or premium equivalent); and
(d)	acceleration of unvested time-based Awards, and treatment of performance Awards in accordance with Schedule ‘B’ and the applicable award agreements.

In addition, if upon a Change of Control the successor entity does not assume, convert or replace the Executive’s outstanding Awards with economically equivalent awards, all unvested time-based Awards will vest in full, and PSUs will vest solely to the extent provided in Schedule “B” (and the applicable award agreements) as measured against the transaction consideration, immediately prior to closing, without any requirement of termination.

9.5 Death or Disability. On death or Disability, the Executive or the Executive’s estate will receive earned amounts, a prorated Target Bonus, and twelve (12) months’ post-termination exercisability of vested options (or such longer period as the award agreements provide).

9.6 Resignation of Offices; Return of Property. On any termination, the Executive will be deemed to have resigned all offices and directorships with the Company and its Affiliates (except as otherwise agreed in writing), will cooperate in the orderly transition of the principal-financial-officer function (including any in-progress certifications), and will promptly return all Company property and confidential information.

ARTICLE 10

RESTRICTIVE COVENANTS

10.1 Covenants Agreement. As a condition of employment, the Executive will execute the Company’s Confidentiality, Intellectual Property and Restrictive Covenants Agreement (the “Covenants Agreement”), which will include:

(a)	perpetual confidentiality obligations;
(b)	assignment of intellectual property;
(c)	a twenty-four (24)-month post-employment non-solicitation covenant covering employees, officers, contractors, consultants, mortgage agents and brokers, customers, prospective customers with whom the Executive had material dealings, lenders, referral partners, vendors, technology partners, strategic partners, financing sources and other material business relationships of the Company, Pentiv Parent and their Affiliates; and
(d)	a twenty-four (24)-month post-employment non-competition covenant, to the maximum extent permitted by applicable law, restricting the Executive from engaging in, providing services to, or assisting any business that competes with any material business, product, platform or service conducted, actively developed or commercialized by the Company, Pentiv Parent or their Affiliates during the Executive’s employment, in each jurisdiction in which such business, product, platform or service is then materially conducted or commercialized, including, without limitation, competing mortgage-brokerage and broker-platform businesses in Canada.

The Executive acknowledges these covenants are reasonable given the Executive’s senior role and access to confidential information. The Covenants Agreement will extend to Pentiv Parent and its Affiliates following any Reorganization.

ARTICLE 11

EXECUTIVE REPRESENTATIONS

11.1	Representations. The Executive represents and warrants that:

(a)	the Executive is not bound by any non-competition, non-solicitation or other restriction that would limit the Executive’s ability to perform this role, other than as disclosed in writing to the Company;
(b)	the Executive will not use or disclose any confidential information or trade secrets of any former employer (including SoFi Technologies, Inc.);
(c)	all information provided in connection with the Executive’s candidacy is true and complete; and
(d)	the Executive has not been subject to any order, sanction or proceeding of any securities regulatory authority or any “bad actor” disqualification under Rule 506(d) of Regulation D.

ARTICLE 12

CONDITIONS

12.1 Conditions of Employment. This Agreement and the commencement of the Executive’s employment on the Start Date are expressly conditional upon each of the following, to the satisfaction of the Company:

(a)	approval of the appointment, compensation and Awards by the Board and the Compensation Committee, and review by the Audit Committee and/or independent directors to the extent required by Company policy or applicable listing standards;
(b)	satisfactory completion of background screening, including criminal record, credit, education, professional-credential and regulatory checks, and employment verification;
(c)	satisfactory professional reference checks;
(d)	the Executive’s ongoing authorization to work in the jurisdiction(s) of employment and to travel to Canada as required, and completion of any required immigration or cross-border work arrangements;
(e)	execution of the Covenants Agreement and acknowledgment of Company policies (including the Insider Trading Policy, Code of Business Conduct and Ethics, and Clawback Policy);
(f)	no discovery, prior to the Start Date, of any fact or circumstance that would, in the Board’s reasonable determination, make the appointment inconsistent with the Company’s obligations as a listed issuer (including director-and-officer questionnaire disclosures); and
(g)	implementation, prior to the Start Date, of the cross-border employment, payroll, tax and benefits arrangements contemplated by Section 2.7, in form and substance reasonably satisfactory to the Company and its counsel.

12.2 Announcement. The Company will publicly announce the Executive’s appointment and file required disclosure (including a Form 8-K and applicable Canadian filings) following satisfaction of the conditions in Section 12.1, with timing coordinated under the Company’s approved communications plan. The Executive will complete the Company’s standard D&O questionnaire prior to the Start Date.

ARTICLE 13

TAX MATTERS

13.1 Withholding. All amounts under this Agreement are subject to all applicable tax withholdings and statutory deductions.

13.2 Cross-Border Cooperation. The parties will cooperate in good faith on cross-border tax matters, and the Awards will be structured with regard to the requirements of the Income Tax Act (Canada) and, to the extent applicable, Sections 409A and 457A of the U.S. Internal Revenue Code (the “Code”).

13.3 Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and will be interpreted accordingly. Each payment is a separate payment for Section 409A purposes. Any amounts payable under Section 9.3 or Section 9.4 that are conditioned on a release will be paid on the first regular payroll date following the sixtieth (60th) day after the Executive’s termination of employment, provided the release has become effective and irrevocable by that date (failing which such amounts are forfeited), and if such 60-day period spans two calendar years, payment will in all events be made in the second calendar year. Amounts payable on termination that constitute non-exempt deferred compensation will be paid only on a “separation from service”; if the Executive is a “specified employee” at separation, any such amounts otherwise payable within six (6) months will be delayed and paid in a lump sum on the first business day after such six-month period (or, if earlier, on death). Reimbursements will be paid no later than the end of the calendar year following the year in which the expense was incurred. Neither party guarantees any particular tax treatment.

13.4 Section 280G. Notwithstanding anything herein to the contrary, if any payment or benefit the Executive would receive under this Agreement or otherwise in connection with a Change of Control (the “Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code, then the Payments will be either (i) reduced to the largest portion of the Payments that would result in no portion being subject to such excise tax, or (ii) paid in full, whichever, after taking into account all applicable federal, state and local taxes and the excise tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. Any reduction will be applied in a manner compliant with Section 409A, first to amounts not constituting deferred compensation. For the avoidance of doubt, the Company has no obligation to provide any gross-up or reimbursement for any excise tax. Determinations under this Section will be made by a nationally recognized accounting or valuation firm selected and paid by the Company, whose determination will be conclusive and binding.

ARTICLE 14

GENERAL

14.1 Governing Law. This Agreement is governed by the laws of the State of New York and the federal laws of the United States applicable therein, without regard to conflict-of-laws principles and without prejudice to any mandatory employment protections applicable to the Executive, including Section 1.2. The parties submit to the non-exclusive jurisdiction of the state and federal courts located in New York County, New York.

14.2 Assignment. The Company may assign this Agreement to Pentiv Parent or any Affiliate in accordance with Article 8, or to a successor to all or substantially all of its business, provided the assignee assumes the Company’s obligations. The Executive may not assign this Agreement.

14.3 Entire Agreement. This Agreement (including the Schedules) and, once executed, the Covenants Agreement, the indemnification agreement and the award agreements constitute the entire agreement between the parties regarding the Executive’s employment and supersede all prior discussions, term sheets and understandings, including the Offer Letter. Any amendment must be in writing and signed by both parties.

14.4 Severability; Waiver. If any provision is found unenforceable, the remainder continues in effect, and the provision will be enforced to the maximum extent permitted. No waiver is effective unless in writing, and no waiver of one breach waives any other.

14.5 Survival. Articles 6, 7, 10, 13 and 14 and Sections 9.3 through 9.6 survive termination of employment to the extent of their subject matter.

14.6 Independent Advice. The Executive acknowledges having been advised to obtain, and having had a reasonable opportunity to obtain, independent legal and tax advice before signing this Agreement.

14.7 Notices. Notices must be in writing and delivered by hand, courier or email (with confirmation of transmission) to the parties at their respective addresses set out on the signature page or as updated in writing, and are effective on delivery.

14.8 Counterparts. This Agreement may be executed in counterparts (including by electronic signature and delivery), each of which is an original and all of which together constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Agreement as of the Execution Date.

PINEAPPLE FINANCIAL INC.

Per:	/s/ Drew Green
Name:	Drew Green
Title:	Chairman of the Board
I have authority to bind the Company

SIGNED by the Executive:

/s/ USMAN MAHER
USMAN MAHER
Date:	10/9/2026

SCHEDULE “A”

MANAGEMENT INCENTIVE PLAN (MIP) — CFO FRAMEWORK

A-1 Structure

●	Target Bonus: 100% of Base Salary (US$250,000 at current Base Salary); payout range 50% of Base Salary at threshold to 150% at maximum; below threshold on a given KPI, that KPI pays $0; straight-line interpolation between defined levels, rounded per the multiplier grid in Section A-3.
●	Plan year: the Company’s fiscal year. KPIs, targets and weightings are set annually by the Compensation Committee within 90 days of the start of the fiscal year, in consultation with the Special Advisory Committee and the Audit Committee.
●	Funding gate: no above-target payout on any strategic/individual KPI unless Pillar I Adjusted EBITDA achieves at least threshold. The Compensation Committee retains discretion to adjust payouts (up to target) for extraordinary items, and downward for risk or conduct events.
●	Payment: cash, within 75 days of fiscal year-end and after audit-cycle completion; the Committee may elect to pay up to 100% of any above-target amount in RSUs or DSUs with a 12-month vest.
●	Proration; clawback: prorated for partial years of service; treatment on termination per Sections 9.3–9.5 of the Agreement; all payouts subject to the Clawback Policy.
●	Committee discretion on missed KPIs: if one or more KPIs fall below threshold, the Compensation Committee may, on the recommendation of the Special Advisory Committee and after considering overall Company performance, quality of execution and factors outside management’s control, award a discretionary payout in respect of the affected KPI(s) of up to 50% of the weighting attributable to those KPI(s), provided that (i) the aggregate MIP payout in any year in which such discretion is exercised may not exceed the Target Bonus, (ii) the rationale is documented in the Committee’s minutes, and (iii) any such amount remains subject to the Clawback Policy.

A-2 FY2027 KPI Framework (illustrative weights; targets set by the Special Advisory Committee in consultation with the CFO)

Category / KPI	Description / measurement	Weight	Rationale
COMPANY — 50%
Adjusted EBITDA — Pillar I	Core brokerage/platform Adj. EBITDA, excluding digital-asset treasury and one-time items	20%	Path to profitability; the CFO’s primary financial deliverable
Net Revenue	Revenue after commission splits, clawbacks, cancellations, volume bonuses	10%	Retained economics
Recurring Revenue Mix	Subscription + insurance revenue ($ and % of total) SaaS expansion to off-network agents	10%	Durability of earnings; re-rating driver

Category / KPI	Description / measurement	Weight	Rationale
Funded Volume & Producing Agents	T12M funded volume; producing-agent % of active agents; volume per producing agent	10%	Core engine health
INDIVIDUAL — 50%
FP&A & KPI Infrastructure	Board-approved operating model and long-range plan; KPI dashboard live for Board/investor-day disclosure; forecast accuracy within ±10% on revenue and Adj. EBITDA for two consecutive quarters	5%	Institutional-grade finance function
Pentiv Agentic Platform Buildout	Delivery of agreed roadmap milestones; agent adoption (% funded volume via platform); unit-cost reduction / monetization plan approved by Board	25%	The platform bet that compounds
M&A / Roll-up Program	Board-approved M&A framework and pipeline (≥10 qualified targets); ≥1 LOI or definitive agreement on Board-approved terms; integration playbook	15%	Consolidation optionality
Capital Markets, Controls & Governance	Clean audit; ICFR remediation on schedule (no new material weaknesses); financing execution on Board-approved terms; IR cadence incl. first investor day; separate treasury reporting framework	5%	Credibility with the Street

A-3 Achievement Multiplier Grid (financial KPIs; achievement vs. Committee-approved annual target; amounts between levels round down to the last level reached; strategic/individual KPIs scored on milestone rubrics at 0%, 50%, 100%, 125% or 150%)

Achievement vs. target	KPI multiplier	Illustrative total payout if all KPIs at level
< 75% (threshold not met)	0%	$0 on that KPI
75%	50%	US$125,000 (50% of base)
85%	70%	US$175,000
95%	85%	US$212,500
100% (target)	100%	US$250,000 (100% of base)
125%	115%	US$287,500
140%	130%	US$325,000
≥ 150% (maximum)	150%	US$375,000 (150% of base, cap)

SCHEDULE “B”

SUMMARY OF EQUITY AWARD TERMS

This Schedule is a summary of intended terms only. The Awards will be evidenced by, and governed in all respects by, separate award agreements between the Company and the Executive and by the applicable Equity Plan, which will control in the event of any inconsistency (subject to Section 4.3 of the Agreement). All share figures assume approximately 24 million common shares issued and outstanding and are illustrative; final share counts will be fixed by the Compensation Committee at grant. Awards are granted under the 2022 Omnibus Equity Incentive Plan (and, as to options, at the Committee’s election, the 2021 Stock Option Plan), subject to plan limits: rolling 10% pool per plan, 5% individual limit per 12 months, insider-group caps and NYSE American requirements. Upon a Reorganization (Article 8), Awards are exchanged for or assumed as economically equivalent Pentiv Parent awards per Section 8.2.

B-1 Initial Grant — Time-Based (approx. 1.50% of shares outstanding)

Instrument mix	360,000 shares total: 180,000 stock options + 180,000 restricted share units (RSUs)
Grant date	Start Date (or first trading day of the first open window thereafter)
Option exercise price	Closing price of PAPL common shares on NYSE American on the grant date (at-the-money; no discounted grants)
Option term	10 years (Omnibus Plan); post-termination exercise: 90 days (12 months on death/disability), as modified by the Agreement
Vesting	48-month schedule with 6-month cliff: 12.5% vests on the 6-month anniversary of the Start Date; remaining 87.5% vests in 14 equal quarterly installments of 6.25% thereafter; fully vested at the 48-month anniversary
RSU settlement	One common share per vested RSU (or cash equivalent at Committee election); settled promptly on vesting, subject to insider-trading windows and tax structuring (ITA (Canada) / Code §409A as applicable)
Termination	Unvested Awards forfeit on termination, except as provided in Sections 9.3–9.5 of the Agreement and the award agreements

B-2 Performance Grant — PSU Ladder (up to approx. 1.50% of shares outstanding) 360,000 performance share units (PSUs) in six tranches. Each tranche vests only when both its operating milestone and its share-price hurdle (20-trading-day VWAP) are certified by the Compensation Committee. Performance period: four (4) years from grant; unvested tranches lapse at the end of the performance period or on termination (except as below).

Tier	Operating milestone	Price hurdle (20-day VWAP)	PSUs (shares)	Rationale
1	Two consecutive quarters of positive Pillar I Adjusted EBITDA	≥ US$2.50	30,000	Profitability inflection

Tier	Operating milestone	Price hurdle (20-day VWAP)	PSUs (shares)	Rationale
2	Recurring revenue (subscription + insurance) ≥ US$3.0M annualized run-rate	≥ US$3.25	30,000	Platform / SaaS thesis validated
3	≥ US$20M cumulative new capital raised on Board-approved terms with CFO execution	≥ US$4.00	60,000	Balance-sheet capacity without punitive dilution
4	Closing of first Board-approved accretive acquisition or roll-up transaction, integrated to plan	≥ US$5.00	75,000	Consolidation strategy delivered
5	Market capitalization ≥ US$150M sustained for 20 consecutive trading days, with average daily volume ≥ 100,000 shares	≥ US$6.00	75,000	Durable re-rating and liquidity
6	Either (i) market capitalization ≥ US$300M sustained for 20 consecutive trading days with average daily volume ≥ 100,000 shares, or (ii) closing of a Change of Control in which the aggregate equity value (or per-share consideration) equals or exceeds US$300 million	(i) > US$12.00; (ii) N/A	90,000	Alignment of stakeholder incentives

Change of Control treatment. Upon a Change of Control (whether or not employment terminates), performance for each tranche is measured by reference to the per-share transaction consideration (in lieu of the 20-day VWAP): each tranche whose price hurdle is equaled or exceeded by the per-share consideration vests immediately prior to closing, with the corresponding operating milestone deemed satisfied; each tranche whose price hurdle is not met is forfeited, unless the successor assumes, converts or replaces it with an economically equivalent award. Tier 6 vests only if the aggregate equity value of the transaction equals or exceeds US$300 million (or, in the case of Tier 6(i), if its market-capitalization condition was previously certified). No tranche vests at “target” or on any basis other than actual achievement measured as set out above, whether under this Schedule or Section 9.4 of the Agreement. For greater certainty, a Reorganization under Article 8 is not a Change of Control; Awards are instead exchanged or assumed per Section 8.2 with hurdles equitably adjusted.

Certification; adjustments. Milestones are certified by the Compensation Committee based on audited or reviewed financials; price hurdles are measured on the NYSE American consolidated tape; equitable adjustment applies for splits, consolidations and extraordinary transactions. Percentages are fixed as share counts at grant; no automatic top-up; annual review alongside executive refresh grants.

B-3 Sizing Context (for Compensation Committee reference) The time-based grant of

~1.50% of shares outstanding is consistent with new-hire CFO packages at micro-cap listed issuers (typical range ~0.75%–2.0%). Internal comparators: the July 16, 2025 executive grants (options at $1.30 + RSUs) represented approximately 1.0%–1.5% of then-outstanding shares for each of the CEO and COO at grant. The total potential package (time-based + full PSU achievement) of up to 3.0% remains inside the 5% individual / 12-month plan limit and preserves pool capacity.

SCHEDULE “C”

DEFINITIONS

“Affiliate” means with respect to any person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such person, and includes, for greater certainty, Pentiv Parent and each subsidiary of the Company or Pentiv Parent.

“Cause” means (a) willful misconduct, fraud, dishonesty or breach of fiduciary duty in respect of the Company; (b) conviction of, or plea of guilty or no contest to, a felony or any crime involving fraud or moral turpitude; (c) material breach of this Agreement or of a material Company policy (including the Insider Trading Policy or Code of Conduct) that, if curable, is not cured within 15 days of written notice; (d) willful and continued failure to substantially perform duties (other than due to Disability) after written notice and a 15-day cure period; or (e) any other conduct constituting just cause at common law. “Cause” will be interpreted consistently with the minimum standards of applicable employment standards legislation for purposes of statutory entitlements.

“Change of Control” means (a) any person or group acquiring beneficial ownership of more than 50% of the voting securities of the Company; (b) a merger, amalgamation, arrangement or consolidation after which the Company’s pre-transaction shareholders hold less than 50% of the voting power of the surviving entity; (c) a sale of all or substantially all of the Company’s assets; or (d) a majority of the Board being replaced during any 12-month period by directors not endorsed by a majority of the incumbent Board. A financing transaction (including a PIPE) in which no person or group crosses the 50% threshold is not a Change of Control. For greater certainty, and as further provided in Section 8.3 of the Agreement, a Reorganization in which the shareholders of the Company immediately prior thereto hold substantially proportionate ownership of Pentiv Parent immediately thereafter, and the other internal steps of the Pentiv Transition described in Section 8.3, do not constitute a Change of Control; following any Reorganization, this definition applies to Pentiv Parent as the ultimate listed parent.

“Disability” means a physical or mental incapacity that prevents the Executive from performing the essential duties of the position, with or without reasonable accommodation to the point of undue hardship, for 180 days (consecutive or not) in any 365-day period, as certified by a qualified physician, subject to applicable disability-discrimination, reasonable-accommodation and protected-leave laws.

“Good Reason” means without the Executive’s written consent: (a) a material diminution of the Executive’s title, duties, authority or reporting relationship (including ceasing to be principal financial officer of a listed issuer, other than by promotion); (b) a reduction in Base Salary or Target Bonus opportunity; (c) a relocation requirement of more than 50 miles from the Executive’s then-current work base; or (d) any material breach of this Agreement by the Company — in each case where the Executive gives written notice within 60 days of the first occurrence, the Company fails to cure within 30 days, and the Executive resigns within 60 days after the cure period expires. Sections 2.1 and 8.3 of the Agreement qualify this definition.

“Pentiv Parent” means any entity that, in connection with the Pentiv Transition, becomes the direct or indirect parent of the Company or the successor listed issuer, however named (including any entity named “Pentiv”, “Pentiv Intelligence, Inc.” or similar).

“Pentiv Transition” has the meaning set out in Recital C.

“Adjusted EBITDA — Pillar I” means earnings before interest, taxes, depreciation and amortization from the Company’s core mortgage brokerage and platform operations, excluding digital-asset treasury activity (including mark-to-market), share-based compensation, and one-time or non-recurring charges, as reported on the Company’s management P&L basis and reconciled to GAAP in its public disclosure.

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